Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

February 11, 2019

by and among

ADMA BIOLOGICS, INC.,
as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO
as the Lenders,

and

PERCEPTIVE CREDIT HOLDINGS II, LP,
as the Administrative Agent

U.S. $72,500,000

SECTION 1. DEFINITIONS		1
1.01	Certain Defined Terms	1
1.02	Accounting Terms and Principles	28
1.03	Interpretation	28
SECTION 2. THE COMMITMENT AND THE LOANS		29
2.01	Loans	29
2.02	Borrowing Procedures	30
2.03	Notes	30
2.04	Use of Proceeds	30
SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST		30
3.01	Repayments and Prepayments Generally; Application	30
3.02	Interest	30
3.03	Prepayments	31
SECTION 4. PAYMENTS, ETC.		33
4.01	Payments	33
4.02	Computations	33
4.03	Set-Off	33
SECTION 5. YIELD PROTECTION, ETC.		34
5.01	Additional Costs	34
5.02	Illegality	36
5.03	Taxes	36
SECTION 6. CONDITIONS PRECEDENT		40
6.01	Conditions to the Borrowing of the Loan	40
SECTION 7. REPRESENTATIONS AND WARRANTIES		45
7.01	Power and Authority	45
7.02	Authorization; Enforceability	45
7.03	Governmental and Other Approvals; No Conflicts	46
7.04	Financial Statements; Material Adverse Change	46
7.05	Properties	46
7.06	No Actions or Proceedings	50
7.07	Compliance with Laws and Agreements	50
7.08	Taxes	51
7.09	Full Disclosure	52

(continued)

7.10	Investment Company Act and Margin Stock Regulation	52
7.11	Solvency	52
7.12	Subsidiaries	52
7.13	Indebtedness and Liens	52
7.14	Material Agreements	53
7.15	Restrictive Agreements	53
7.16	Real Property	53
7.17	Pension Matters	53
7.18	Regulatory Approvals	53
7.19	OFAC	56
7.20	Anti-Corruption	56
7.21	Deposit and Disbursement Accounts	56
7.22	Senior Secured Obligations	56
7.23	Royalty and Other Payments	56
7.24	Internal Controls	56
7.25	Reimbursement from Medical Reimbursement Programs.	57
SECTION 8. AFFIRMATIVE COVENANTS		57
8.01	Financial Statements and Other Information	57
8.02	Notices of Material Events	59
8.03	Existence; Conduct of Business	61
8.04	Payment of Obligations	61
8.05	Insurance	61
8.06	Books and Records; Inspection Rights	62
8.07	Compliance with Laws and Other Obligations	62
8.08	Maintenance of Properties, Etc.	62
8.09	Licenses	63
8.10	Action under Environmental Laws	63
8.11	Use of Proceeds	63
8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	63
8.13	Termination of Non-Permitted Liens	64
8.14	Intellectual Property	64

-ii-

(continued)

8.15	Litigation Cooperation	65
8.16	Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.	65
8.17	ERISA Compliance	65
8.18	Cash Management	66
8.19	Post-closing Requirements.	66
SECTION 9. NEGATIVE COVENANTS		67
9.01	Indebtedness	67
9.02	Liens	69
9.03	Fundamental Changes and Acquisitions	70
9.04	Lines of Business	71
9.05	Investments	71
9.06	Restricted Payments	72
9.07	Payments of Indebtedness	73
9.08	Change in Fiscal Year	73
9.09	Sales of Assets, Etc.	73
9.10	Transactions with Affiliates	74
9.11	Restrictive Agreements	74
9.12	Modifications and Terminations of Material Agreements and Organic Documents	74
9.13	Inbound and Outbound Licenses	75
9.14	Sales and Leasebacks	76
9.15	Hazardous Material	76
9.16	Accounting Changes	76
9.17	Compliance with ERISA	76
9.18	Inconsistent Agreements	76
9.19	Sanctions; Anti-Corruption Use of Proceeds	77
SECTION 10. FINANCIAL COVENANTS		77
10.01	Minimum Liquidity	77
10.02	Minimum Revenue	78
SECTION 11. EVENTS OF DEFAULT		78
11.01	Events of Default	78

-iii-

(continued)

11.02	Remedies	82
11.03	Additional Remedies	82
SECTION 12. THE ADMINISTRATIVE AGENT		82
12.01	Appointment and Duties	82
12.02	Binding Effect	84
12.03	Use of Discretion	84
12.04	Delegation of Rights and Duties	84
12.05	Reliance and Liability	85
12.06	Administrative Agent Individually	86
12.07	Lender Credit Decision	86
12.08	Expenses; Indemnities	86
12.09	Resignation of the Administrative Agent	87
12.10	Release of Collateral or Guarantors	88
12.11	Additional Secured Parties	88
SECTION 13. GUARANTEE		89
13.01	The Guarantee	89
13.02	Obligations Unconditional	89
13.03	Reinstatement	90
13.04	Subrogation	90
13.05	Remedies	90
13.06	Instrument for the Payment of Money	90
13.07	Continuing Guarantee	91
13.08	General Limitation on Guarantee Obligations	91
SECTION 14. MISCELLANEOUS		91
14.01	No Waiver	91
14.02	Notices	91
14.03	Expenses, Indemnification, Etc.	91
14.04	Amendments, Etc.	92
14.05	Successors and Assigns	93
14.06	Survival	95
14.07	Captions	95

-iv-

(continued)

14.08	Counterparts	95
14.09	Governing Law	95
14.10	Jurisdiction, Service of Process and Venue	96
14.11	Waiver of Jury Trial	96
14.12	Waiver of Immunity	96
14.13	Entire Agreement	96
14.14	Severability	97
14.15	No Fiduciary Relationship	97
14.16	Confidentiality	97
14.17	Interest Rate Limitation.	97
14.18	Judgment Currency	98
14.19	USA PATRIOT Act	98
14.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	98
SCHEDULE 1 TO CREDIT AGREEMENT		1

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 7.05(b)	-	Products
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness
Schedule 7.13(b)	-	Existing Liens
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	-	Pension Matters
Schedule 7.18(b)	-	Material Regulatory Approvals
Schedule 7.18(d)	-	Adverse Findings
Schedule 7.19	-	Transactions with Affiliates
Schedule 7.22	-	Deposit and Disbursement Accounts
Schedule 7.24	-	Royalties and Other Payments
Schedule 9.05	-	Existing Investments
Schedule 9.14	-	Permitted Sales and Leasebacks

-v-

(continued)

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Information Certificate
Exhibit I	-	Form of Warrant
Exhibit J	-	Form of Intercompany Subordination Agreement
Exhibit K	-	Form of Solvency Certificate

-vi-

CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of February 11, 2019 (this “Agreement”), among ADMA BIOLOGICS, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time hereunder (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and PERCEPTIVE CREDIT HOLDINGS II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $72,500,000 (with up to $45,000,000 to be available on the Closing Date and up to $27,500,000 to be available on the Delayed Draw Date, in each case, subject to the terms and conditions set forth herein); and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.
DEFINITIONS

1.01        Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“ADMA BioManufacturing” means AMDA BioManufacturing, LLC, a Delaware limited liability company.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble hereto.

“ANDA” means (i) (x) an abbreviated new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any generic new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Applicable Margin” means seven and one half of one percent (7.5%), as may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Biotest” means Biotest AG, a corporation organized under the laws of Germany.

“BIVIGAM Prior Approval Supplement” means the Borrower’s Prior Approval Supplement (PAS) to the FDA to the previously approved Biologics License Application (BLA) for BIVIGAM®.

“BPC” means Biotest Pharmaceuticals Corporation, a Delaware corporation.

“BLA” means (i) (x) a biologics license application (as defined in the FD&C Act) to introduce, or deliver for introduction, a biologic product, including vaccines into commerce in the U.S., or any successor application or procedure and (y) any similar application or functional equivalent relating to biologics licensing applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Boca Raton Plant” means the real property located at 5800 and 5900 Park of Commerce Blvd., NW, Boca Raton, Florida 33487, the vacant land in Boca Raton referred to as Parcel A.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means, as the context may require, either or both of (i) the borrowing of the Initial Loan on the Closing Date or (ii) the borrowing of the Delayed Draw Loan on the Delayed Draw Date.

“Borrowing Date” means (i) with respect to the Initial Loan, the Closing Date and (ii) with respect to the Delayed Draw Loan, the Delayed Draw Date.

“Borrowing Notice” means a written notice in the form of Exhibit B.

“BPC Agreements” means (i) Transition Services Agreement, dated as of June 6, 2017, by and between ADMA BioManufacturing and BPC, including the schedules thereto; (ii) License Agreement, dated December 31, 2012, between ADMA Biologics and Biotest; (iii) Plasma Purchase Agreement, dated November 17, 2011, between ADMA Biologics and BPC; (iv) Plasma Supply Agreement (Hepatitis B Plasma from BPC to ADMA), dated June 6, 2017, between BPC and ADMA BioManufacturing; (v) Plasma Purchase Agreement (Normal Source Plasma Purchase from BPC to ADMA), dated June 6, 2017, between BPC and ADMA BioManufacturing; (vi) Plasma Supply Agreement, dated June 22, 2012, between BPC and ADMA Biologics; (vii) the Biocenters Purchase Agreement; (viii) Assignment and Assumption Agreement dated as of June 6, 2017, by and among BPC, Sanofi Pasteur SA and ADMA BioManufacturing; and (ix) the Master Purchase Agreement, dated as of January 21, 2017, among BPC, the Borrower, Biotest and Biotest US Corporation, each as amended prior to the Closing Date and as the same may be amended from time to time on and after the Closing Date in compliance with this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any Plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty and one-tenth of one percent (50.1%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or (ii) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (x) who were members of such Board on the first day of such period, (y) whose election or nomination to such Board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such Board or equivalent governing body or (z) whose election or nomination to such Board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of such Board; or (iii) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole, or (iv) that results in the Borrower’s failure to own, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary Guarantor.

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means February 11, 2019.

“Closing Date Certificate” has the meaning set forth in Section 6.01(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or property (or all such assets or property, as the context may require), provided, that in no event will the Collateral include the real property leases covering the (i) 6290 Jimmy Carter Boulevard, Suite 206-208 Norcross, GA 30071 and (ii) Terrace at Windy Hill (Suites 220 and 212) 3000 Windy Hill Road SE Marietta, Georgia 30067 locations and all property located at such locations.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on each Borrowing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the Closing Date equal $72,500,000.

“Competitor” means any Person that is a bona fide direct competitor of Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as Borrower or any of its Subsidiaries and is identified by name in writing by the Borrower to the Administrative Agent prior to the Closing Date, which list may be updated by the Borrower from time to time with the consent of, and in a manner reasonably satisfactory to, the Administrative Agent.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Connection Income Taxes” means Other Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including (i) all renewals and extensions thereof, (ii) all rights to recover for past, present or future infringements thereof, and (iii) all other rights whatsoever accruing thereunder or pertaining thereto.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delayed Draw Date” means the Business Day on which the Delayed Draw Loan hereunder is made, which shall be (x) no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied and (y) no later than June 30, 2020.

“Delayed Draw Date Certificate” has the meaning set forth in Section 6.02(c).

“Delayed Draw Loan” means the term loan made by the Lenders on the Delayed Draw Date in an aggregate principal amount not to exceed $27,500,000.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date.

“Disqualified Institution” means, on any date, (i) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date and (ii) Affiliates of the Persons described in the preceding clause (i) to the extent readily identifiable as such on the basis of such Affiliate’s name.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia.

“Donor Account” means each deposit account held by ADMA Bio Centers and maintained with SunTrust Bank and 3Pea International, Inc., from which withdrawals are made solely for the purpose of compensating the Borrower’s blood plasma donors for blood plasma donations in the ordinary course of Borrower’s business.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, that so long as no Event of Default has occurred and is continuing, in no event shall a Competitor or Disqualified Institution be an Eligible Transferee.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree, whether U.S. or non-U.S., relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case however designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which a currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably specified by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Deposit” means a cash deposit referenced in the Proposal Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) 0%.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among the Borrower, the Lenders and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(e)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws and Regulatory Approvals applicable to the business, any Product or the Product Commercialization and Development Activities of any Obligor, whether U.S. or non-U.S., regulating the distribution, dispensing, importation, exportation, quality, manufacturing, labeling, promotion and provision of and payment for drugs, medical or healthcare products, items and services, including, without limitation, 45 C.F.R. et seq. (“HIPAA”); Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; § 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; the FD&C Act and PHS Act, including all applicable Good Manufacturing Practice requirements addressed in the FDA’s regulations (e.g., for biological drugs 21 C.F.R. Parts 210 & 211, and 600 et seq.); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); 10 U.S.C. §§1071 – 1110(b) (the “TRICARE Program”); 5 U.S.C. §§ 8901 – 8914 (“FEHB Plans”); the PDMA; and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing, including any non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary that, as of any time of determination, is included in the Immaterial Subsidiary Group.

“Immaterial Subsidiary Group” means, as of any time of determination, those Subsidiaries of the Borrower that, when taken together, do not have (i) aggregate revenue that exceeds $1,000,000 for the period of four (4) consecutive fiscal quarters ended as of the most recent fiscal quarter for which a Compliance Certificate has been delievered pursuant to Section 8.01(c) or (ii) aggregate total assets as of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 8.01(c) that exceed $1,000,000, in each case determined in accordance with GAAP and inclusive of revenue and assets, as the case may be, of each of their respective Subsidiaries.

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business not overdue by more than ninety (90) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xiii) any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means the Collateral, Perfection and Information Certificate in substantially the form set forth in Exhibit H which shall be delivered pursuant to Section 6.01(b).

“Initial Loan” means the term loan made by the Lenders on the Closing Date in an aggregate principal amount not to exceed $45,000,000.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:

(a)       applications, registrations, amendments and extensions relating to such Intellectual Property;

(b)       rights and privileges arising under any Law with respect to such Intellectual Property;

(c)       rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(d)       rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit J.

“Intercreditor Agreement” means the Subordination Agreement, dated as of the Closing Date, among the Administrative Agent, Biotest and the Borrower.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Loan was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) three and one half of one percent (3.5%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Junior Debt” means the obligations, indebtedness and liabilities owed by one or more Obligors under the Junior Debt Documents.

“Junior Debt Documents” means (i) the Subordinated Loan Agreement, dated as of June 6, 2017, among Biotest (as successor to BPC), the Borrower and ADMA BioManufacturing, (ii) any and all promissory notes issued thereunder, and (iii) all other documents, instruments, and agreements executed and delivered in connection therewith, in each case, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified solely in accordance with the terms of the Intercreditor Agreement and the terms of this Agreement.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G to the Security Agreement.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, and any other subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of a Loan Document delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial performance, operations, condition (financial or otherwise), assets or liabilities the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreement” means (i) any Contract listed on Schedule 7.14, (ii) any other Contract to which any Obligor or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of any Obligor or any of its Subsidiaries is bound the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (iii) any other Contract to which any Obligor or any of its Subsidiaries is a party or a guarantor (or equivalent) that (x) relates to any Product or any Product Commercialization and Development Activity and (y) during any period of twelve (12) consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to any Obligor or any of its Subsidiaries in an aggregate amount in excess of $2,500,000, or (2) require payments or expenditures (including royalty, licensing or similar payments) made by any Obligor or any of its Subsidiaries in an aggregate amount in excess of $2,500,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds $2,500,000 (or the Equivalent Amount in other currencies); provided that the Junior Debt shall at all times constitute Material Indebtedness.

“Material Intellectual Property” means, (i) all Obligor Intellectual Property listed on Schedule 7.05(c), and (ii) all other Obligor Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the Closing Date (x) necessary for the operation of the business of the Obligors and their Subsidiaries as it is currently conducted or as currently contemplated to be conducted, including all current and contemplated Product Commercialization and Development Activities relating to the Products, (y) the loss of which could reasonably be expected to result in a Material Adverse Effect, or (z) that has a fair market value in excess of $2,500,000.

“Material Subsidiary” means any Subsidiary that, as of any time of determination, is not an Immaterial Subsidiary.

“Maturity Date” means the earliest to occur of (x) March 1, 2022 and (y) the acceleration of the Obligations pursuant to Section 11.02.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other document creating in favor of the Administrative Agent a Lien on any fee-owned real property.

“Mortgaged Property” means the Boca Raton Plant.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable  in connection therewith; and (ii) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable  in connection therewith, (y) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness permitted in reliance on Section 9.01 that is secured by a Lien on the Property disposed of in such Asset Sale and that is required to be repaid under the terms thereof as a condition to the consummation or effectiveness of such Asset Sale, and (z) without duplication, reasonable and customary brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees (including any reasonable legal or other professional fees) and expenses, in each case incurred and payable (to non-Affiliates of the Borrower) in connection with such Asset Sale); provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations) any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means, at any time of determination, Intellectual Property owned by, licensed to or otherwise held by any of the Obligors or any of their Subsidiaries at such time including, without limitation, the Intellectual Property listed on Schedule 7.05(c).

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two (2) Business Days prior to the first day of such Interest Period rounded up to the nearest one-hundredth (1/100) of one percent (1%). The Administrative Agent’s determination of the interest rates shall be determinative on the Obligors and Lenders in the absence of manifest error.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Participant” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications, including (i) the inventions and improvements described and claimed therein, (ii) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, (iii) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, (iv) all damages and payments for past or future infringements thereof, and rights to sue therefor, and (v) all rights corresponding thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)       immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b)       all transactions in connection with such Acquisition shall have been consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)       in the case of an Acquisition of all of the Equity Interests of such Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition, shall be owned one-hundred percent (100%) by an Obligor or a wholly-owned Subsidiary of an Obligor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12(a), if applicable;

(d)       on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(e)       to the extent that the purchase price for any such Acquisition is paid in cash, the amount thereof, when taken together with the purchase price paid in cash for all other Acquisitions consummated or effected since the Closing Date, does not exceed $10,000,000 in the aggregate (or the Equivalent Amount thereof);

(f)       to the extent that the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(g)       promptly upon request by the Administrative Agent in the case of any such Acquisition that has a purchase price in excess of $5,000,000, the Borrower shall provide (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending forty-five (45) days immediately prior to such Acquisition, including any audited financial statements that are available, and (iii) any other information requested by the Administrative Agent and available to the Obligors;

(h)       the Borrower shall have provided the Administrative Agent with at least fifteen (15) Business Days’ prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition, and at least five (5) Business Days prior to the proposed date of such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that such Acquisition complies with the requirements of this definition, and which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired; and

(i)       no Obligor or any of its Subsidiaries shall, in connection with any such Acquisition, assume or remain liable with respect to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01, (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, (z) any other liability (including Tax, ERISA and environmental liabilities), except (with respect to liabilities under this clause z) to the extent the assumption of any such liability could not reasonably be expected to result in a Material Adverse Effect. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Obligor or Subsidiary thereof hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition, (ii) commercial paper maturing no more than 270 days after its creation and having the highest rating from Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) any Dollar-denominated time deposit, certificates of deposit, or bankers’ acceptance issued maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital surplus and undivided profits of not less than $500,000,000, (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above and (v) shares of any United States money market fund that (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (b) has portfolio assets of at least $500,000,000 and (c) has obtained from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. the highest rating obtainable for money market funds in the United States.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Obligors and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PHS Act” means the Public Health Service Act, as amended from time to time, and the FDA rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means with respect to any prepayment of any outstanding principal amount of the Loans pursuant to Section 3.03(a) or (b) occurring (i) on or prior to the first anniversary of the Closing Date, an amount equal to 5 percent (5.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (ii) at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to four percent (4.0%) of the aggregate outstanding principal amount of the Loans being prepaid; and (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to three percent (3.0%) of the aggregate outstanding principal amount of the Loans being prepaid.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Product” means (i) those pharmaceutical or biological products on Schedule 7.05(b) and (ii) any other current or future pharmaceutical or biological product developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Authorizations” means any and all Regulatory Approvals, whether U.S. or non-U.S. (including all applicable ANDAs, NDAs, BLAs, INDs, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority, in each case, necessary for the ownership, use or other commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, that is necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) branding materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Commercialization and Development Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all pharmaceutical, biological and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Proposal Letter” means the Proposal Letter, dated October 31, 2018, between the Borrower and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Mortgage, Landlord Consent, Bailee Letter or any other real property security document, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect, and otherwise render enforceable Liens in real property in favor of the Secured Parties for purposes of securing the Obligations.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Reference Rate” means One-Month LIBOR; provided that if One-Month LIBOR can no longer be determined by the Administrative Agent (in its sole discretion) or the Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates causes to supervise or sanction such rates for purposes of interest rates on loans, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Refinanced Debt” means the obligations under that certain Credit Agreement, dated as of October 10, 2017, among the Borrower, ADMA Plasma Biologics, Inc., ADMA Bio Centers Georgia Inc., ADMA BioManufacturing, as borrowers, Marathon Healthcare Finance Fund, L.P., as the lender, and Wilmington Trust, National Association, as the administrative agent.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approval” means, with respect to any Product or Product Commercialization and Development Activities, any Governmental Approval, whether U.S. or non-U.S. that is required to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries with respect thereto, including all Product Authorizations.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Parties” has the meaning set forth in Section 14.16.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Revenue” means, for any relevant fiscal period for which a Compliance Certificate has been delivered pursuant to Section 8.01(c), the consolidated total revenues of the Borrower and its Subsidiaries for such fiscal period, as recognized on the income statement of the Borrower and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP.

“RI-002 Biologics License Application” means the Borrower’s Biologics License Application (BLA) resubmission to the FDA for RI-002.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement, financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect, and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties.

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights corresponding thereto throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, the repayment of the Refinanced Debt, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrant” means that certain Warrant, dated as of the Closing Date and delivered pursuant to Section 6.01(k), evidenced by an instrument substantially the form of Exhibit I hereto, as amended, replaced or otherwise modified pursuant to the terms thereof.

“Warrant Obligations” means all Obligations of Borrower arising out of, under or in connection with the Warrant.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02        Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03        Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)                the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)               words importing gender include all genders;

(c)                any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)               any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)                references to days, months and years refer to calendar days, months and years, respectively;

(f)                all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)               the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)               the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i)                 accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j)                 the word “will” shall have the same meaning as the word “shall”;

(k)               where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly; and

(l)                 references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

If any payment required to be made pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day.

Section 2.
THE COMMITMENT and the loans

2.01        Loans.

(a)                On the terms and subject to the conditions of this Agreement, each Lender agrees to make an Initial Loan to the Borrower, in a single Borrowing on the Closing Date, in a principal amount equal to such Lender’s Proportionate Share of $45,000,000; provided, that each Lender’s Commitment with respect to the Initial Loan shall automatically terminate upon the making of the Initial Loan to the Borrower.

(b)               On the terms and subject to the conditions of this Agreement, each Lender agrees to make a Delayed Draw Loan to the Borrower, in a single Borrowing on the Delayed Draw Date, in an principal amount equal to such Lender’s Proportionate Share of (x) $27,500,000 or (y) such lesser amount as set forth in the Borrowing Notice for such Loan, which shall be an amount of at least $10,000,000; provided that after the Delayed Draw Date, each Lender’s Commitment with respect to the Delayed Draw Loan shall automatically terminate.

(c)                No amounts paid or prepaid with respect to any Loan may be reborrowed.

(d)               Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02        Borrowing Procedures. The Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (x) for the Borrowing of the Initial Loan, at least three (3) (but not more than five (5)) Business Days prior to the Closing Date and (y) for the Borrowing of the Delayed Draw Loan, at least five (5) Business Days prior to the proposed Borrowing Date therefor (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (Eastern time) on a Business Day, shall be deemed to have been delivered on the next Business Day).

2.03        Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) in the form attached hereto as Exhibit A.

2.04        Use of Proceeds. The Borrower shall use the proceeds of the Loans to (i) repay all outstanding obligations under the Refinanced Debt, (ii) for working capital and general corporate purposes and (iii) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents.

Section 3.
PAYMENTS OF PRINCIPAL AND INTEREST

3.01        Repayments and Prepayments Generally; Application.

(a)                There will be no scheduled repayments of principal on the Loans prior to the Maturity Date. On the Maturity Date the Borrower shall repay the entire remaining outstanding balance of the Loans in full and in cash.

(b)               The Borrower agrees that all amounts payable hereunder or any other Loan Document, whether in respect of principal, interest, fees, costs, expenses, indemnities or otherwise, shall be payable solely in Dollars pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares.

3.02        Interest.

(a)                Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b)               Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by four percent (4.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”) until such time as such Event of Default has been cured or waived in accordance with the terms of this Agreement. If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c)                Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall also be payable from time to time on demand by the Administrative Agent until paid in full in cash.

3.03        Prepayments.

(a)            Optional Prepayments.

(i)                 Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid and (C) any applicable Prepayment Premium on the principal amount of the Loans being prepaid (such aggregate amount, the “Prepayment Price”).

(ii)               A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 3:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed prepayment date. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price and the principal amount to be prepaid.

(b)               Mandatory Prepayments. Upon the occurrence of any Casualty Event or Asset Sale (that is not otherwise permitted by Section 9.09), to the extent that the aggregate amount of Net Cash Proceeds received by Borrower and its Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) in respect of all such Casualty Events or Asset Sales, when taken together, shall exceed $2,000,000 in such fiscal year, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the sum of (i) one hundred percent (100%) of the Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, (ii) any accrued but unpaid interest on any principal amount of the Loans being prepaid and (iii) any applicable Prepayment Premium on the principal amount of the Loans being prepaid; provided that, so long as no Event of Default has occurred and is continuing or shall result therefrom, if, within seven (7) Business Days following the occurrence of any such Casualty Event or Asset Sale, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale or in other useful assets (to the extent permitted pursuant to Section 9.04), then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose, provided, further, that, in the event that Net Cash Proceeds have not been so applied within two hundred and seventy (270)days following the occurrence of such Casualty Event or Asset Sale, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (i) one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, (ii) any accrued but unpaid interest on any principal amount of the Loans being prepaid and (iii) any applicable Prepayment Premium on the principal amount of the Loans being prepaid.

(c)                Prepayment Premium. Without limiting the foregoing, whenever the obligations to pay the Prepayment Premium is in effect and payable pursuant to the terms hereof, such Prepayment Premium shall be payable on all repayments, payments and prepayments of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, including after the Maturity Date has occurred.

(d)               Application. Proceeds of any prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i)                 first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);

(ii)               second, to the payment of that portion of the Obligations payable to the Lenders constituting fees, indemnities, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)             third, to the payment of any accrued and unpaid interest and any fees then due and owing;

(iv)             fourth, to the payment of unpaid principal of the Loans;

(v)               fifth, to the payment of any Prepayment Premium then due and payable;

(vi)             sixth, to the payment in full of all other Obligations then due and payable to the Administrative Agent and the Lenders, ratably among them in proportion to the respective amounts described in this clause (vi) payable to them; and

(vii)           seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

Section 4.
PAYMENTS, ETC.

4.01	Payments.

(a)                Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 3:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b)               Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c)                Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02        Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03	Set-Off.

(a)                Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or any Lender to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)               Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent or any Lender to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c)                Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 5.
YIELD PROTECTION, ETC.

5.01	Additional Costs.

(a)                Change in Law Generally. If, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans by an amount deemed in good faith by such Lender to be material, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes and (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender within five (5) Business Days after written demand therefor such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)               Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after written demand therefor such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)                Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)               Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs unless the Lender notifies the Borrower, within 90 days following the receipt by such Lender of its audited annual financial statements, of the change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

(e)                Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02        Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which, if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price applicable on such prepayment date in accordance with Section 3.03(a).

5.03	Taxes.

(a)                Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c)                Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)               Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)                Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of IRS Form W-8ECI (or successor form);

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i)                 Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 6.
CONDITIONS PRECEDENT

6.01        Conditions to the Borrowing of the Initial Loan. The obligation of each Lender to make its Initial Loan on the Closing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.01.

(a)                Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:

(i)                 resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii)               the incumbency and signatures of each Responsible Officer authorized execute and deliver each Loan Document to be executed by such Person; and

(iii)             the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b)               Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(c)                Closing Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Closing Date Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, certifying that: (i) both immediately before and after giving effect to the borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Loans being advanced, or the consummation of any Transactions contemplated to occur, on the Closing Date, and (ii) all of the conditions set forth in Section 6.01 have been satisfied (except to the extent waived in writing by the Administrative Agent). All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(d)               Delivery of Notes. The Administrative Agent shall have received for each Lender evidencing such Lender’s Initial Loan duly executed and delivered by a Responsible Officer of the Borrower.

(e)                Financial Information, Etc. The Administrative Agent shall have received:

(i)                 audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017; and

(ii)               unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2017 and at least ten (10) Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter.

(f)                Minimum Liquidity Compliance. The Administrative Agent shall have received evidence satisfactory to it that, both immediately before and after giving effect to the Borrowing on the Closing Date, the Borrower is in compliance with the covenant set forth in Section 10.01.

(g)               Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit K, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(h)               Security Documents. The Administrative Agent shall have received executed counterparts of the Security Agreement, dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i)                 delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent and the Lenders in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii)               financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii)             UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person; and

(iv)             all Short-Form IP Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor.

(i)                 Controlled Accounts. The Administrative Agent shall have received evidence that (i) all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of each Obligor, other than the Donor Accounts, are Controlled Accounts and (ii) such Controlled Accounts are subject to one or more account control agreements, in favor of, and satisfactory in form and substance to, the Administrative Agent.

(j)                 Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two (2) Business Days prior to the Borrowing of the Loans.

(k)               Warrants. The Administrative Agent shall have received an executed counterpart of the Warrant.

(l)                Intercreditor Agreement. The Administrative Agent shall have received an executed counterpart of the Intercreditor Agreement from each of the Borrower and Biotest.

(m)              Insurance. The Administrative Agent shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document. All such insurance policies required pursuant to this Section shall (i) name the Administrative Agent (for its benefit and the benefit of the Lenders) as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without at least thirty (30) days prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

(n)               Opinions of Counsel. The Administrative Agent shall have received one or more opinions, dated the Closing Date and addressed to the Administrative Agent and the Lenders, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

(o)               Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(p)               Payoff of Refinanced Debt. The Refinanced Debt, together with all accrued and unpaid interest and related fees, costs and expenses shall be indefeasibly paid in full, and the Administrative Agent shall have received executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, evidencing such indefeasible payment in full (and irrevocable termination) of such Refinanced Debt and other amounts and the termination and release of all guarantees and Liens, if any, in connection therewith.

(q)               Closing Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable to them pursuant to the Proposal Letter, the Fee Letter and Section 14.03, including all reasonable and documented out-of-pocket closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions in excess of the Expense Deposit (including the Administrative Agent’s reasonable and documented out-of-pocket legal fees and expenses), in each case, subject to the terms of the Proposal Letter.

(r)                Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2017.

(s)                Junior Debt Documents. The Administrative Agent shall have received a true and complete copy of each Junior Debt Document, and each such Junior Debt Document shall be in form and substance reasonably satisfactory to the Administrative Agent.

(t)                 Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.02        Conditions to the Borrowing of the Delayed Draw Loan. The obligation of each Lender to make its Delayed Draw Loan on the Delayed Draw Date shall be subject to the prior making of the Initial Loan on the Closing Date, the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a)                Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Delayed Draw Date, for each such Person and (y) a certificate, dated as of the Delayed Draw Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:

(i)                 resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions (or confirming that the resolutions executed on the Closing Date remain in effect);

(ii)               the incumbency and signatures of each Responsible Officer authorized execute and deliver each Loan Document to be executed by such Person (or confirming that the incumbency and signatures executed on the Closing Date remain in effect); and

(iii)             the full force and validity of each Organic Document of such Person and copies thereof (or confirming that the Organic Documents certified to as of the Closing Date remain in effect);

upon which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b)               Delayed Draw Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Delayed Draw Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Delayed Draw Date Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, certifying that: (i) both immediately before and after giving effect to the Borrowing on the Delayed Draw Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Loans being advanced, or the consummation of any Transactions contemplated to occur, on the Delayed Draw Date, and (ii) all of the conditions set forth in Section 6.02 have been satisfied (except to the extent waived in writing by the Administrative Agent). All documents and agreements required to be appended to the Delayed Draw Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c)                Delivery of Notes. The Administrative Agent shall have received for each Lender a Note evidencing such Lender’s Delayed Draw Loan duly executed and delivered by a Responsible Officer of the Borrower.

(d)               Minimum Liquidity Compliance. The Administrative Agent shall have received evidence satisfactory to it that, both immediately before and after giving effect to the Borrowing on the Delayed Draw Date, the Borrower is in compliance with the covenant set forth in Section 10.01.

(e)                FDA Approval. The Borrower shall have obtained FDA approval of either (x) the BIVIGAM Prior Approval Supplement or (y) the RI-002 Biologics License Application, and the Administrative Agent shall have received evidence satisfactory to it of such approval.

(f)                Closing Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable to them pursuant to the Proposal Letter, the Fee Letter and Section 14.03.

(g)               Material Adverse Change. No Material Adverse Change shall have occurred December 31, 2017.

Section 7.
REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

7.01        Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02        Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03        Governmental and Other Approvals; No Conflicts. None of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, (iii) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04	Financial Statements; Material Adverse Change.

(a)                Financial Statements. The Borrower has heretofore furnished to the Administrative Agent and the Lenders certain consolidated financial statements as provided for in Section 6.01(e). Such financial statements, and all other financial statements delivered by the Borrower pursuant hereto present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)               No Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.

7.05	Properties.

(a)                Property Generally. With respect to all real and personal assets and properties of the Obligors and each of their Subsidiaries (other than Intellectual Property which is covered in clause (c) below), each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property, whether tangible or intangible, material to its business, including all properties and assets relating to its Products or Product Commercialization and Development Activities, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct its business in the ordinary course and in a manner consistent with historic practices.

(b)               Products. Schedule 7.05(b) contains a complete and accurate list and description (in reasonable detail) of all Products (set for forth on an Obligor-by-Obligor basis).

(c)                Intellectual Property.

(i)                 Schedule 7.05(c) contains with respect to each Obligor and each of its Subsidiaries (set for forth on an Obligor-by-Obligor basis):

(A)             a complete and accurate list of all applied for, issued or registered Patents owned by or licensed to an Obligor or one of its Subsidiaries, including the jurisdiction and patent number, which would qualify as Material Intellectual Property;

(B)              a complete and accurate list of all material unregistered, applied for, or registered Trademarks owned by or licensed to an Obligor or one of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date, which would qualify as Material Intellectual Property;

(C)              a complete and accurate list of all applied for or registered Copyrights owned by or licensed to an Obligor or one of its Subsidiaries, which would qualify as Material Intellectual Property; and

(D)             a complete and accurate list of all Technical Information which would qualify as Material Intellectual Property.

(ii)               Each Obligor or one of its Subsidiaries, as applicable, is the absolute registered beneficial owner of all right, title and interest in and to all its Material Intellectual Property, with no breaks in chain of title and with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and each Obligor and its applicable Subsidiaries has the right to use all such Intellectual Property in the ordinary course of its business as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.05(c)(ii):

(A)             other than as permitted by Section 9.09, no Obligor, nor any of its Subsidiaries, has transferred ownership of any of its Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B)              other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted by Section 9.13, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to or otherwise adversely affecting any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict any Obligor or any of its Subsidiaries with respect to any Material Intellectual Property;

(C)              the use by any Obligor or any of its Subsidiaries of any of their respective Material Intellectual Property in the ordinary course of business does not, to the best of any Obligor’s knowledge, breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D)             (1) there are no pending or, to any Obligor’s knowledge, threatened in writing Claims against such Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) no Obligor or any of its Subsidiaries has received any notice from, or Claim by, any other Person that the business of such Obligor or any of its Subsidiaries, the use of Material Intellectual Property by such Obligor or any of its Subsidiaries, or any Product Commercialization and Development Activities with respect to any Product, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, or otherwise offer a license with respect to, any Intellectual Property of any such other Person, in each case, in any material respect;

(E)              no Obligor has knowledge that any Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower; and, without limiting the foregoing, no Obligor nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any Material Intellectual Property, and no Obligor has initiated the enforcement of any Claim with respect to any Material Intellectual Property;

(F)               all relevant current and former employees and contractors of each Obligor and each of its Subsidiaries has executed written confidentiality and invention assignment Contracts with such Obligor or Subsidiary, as applicable, that irrevocably assigns to such Obligor or Subsidiary, as applicable, or its designee all rights of such employees and contractors to any Inventions, improvements, discoveries or information relating to the business of such Obligor or Subsidiary, as applicable;

(G)             each Obligor and each of its Subsidiaries has made available to the Administrative Agent accurate and complete copies of all Material Agreements relating to Material Intellectual Property; and

(H)             each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information.

(iii)             With respect to Material Intellectual Property consisting of Patents, except as set forth on Schedule 7.05(c), and without limiting the representations and warranties in Section 7.05(c)(ii):

(A)             each of the issued claims in such Patents is valid and enforceable;

(B)              each inventor named in such Patents has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C)              all such Patents are in good standing and none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(D)             all prior art material to such Patents was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents;

(E)              subsequent to the issuance of such Patents, no Obligor nor any of its Subsidiaries or predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)               no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, and are not and have not been the subject of any re-examination, opposition or any other post-grant proceedings, nor is any Obligor or its Subsidiaries aware of any basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(G)             no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)             no Obligor nor any of its Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any Patents is more likely than not to succeed;

(I)                no Obligor, nor any of its Subsidiaries, or any prior owner of any Patent, or any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent; and

(J)                all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(iv)             The Obligors own or hold rights to all Intellectual Property necessary to conduct all Project Commercialization and Development Activities relating to the Products.

7.06	No Actions or Proceedings.

(a)                Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor or any of its Subsidiaries threatened in writing, with respect to such Obligor or any such Subsidiaries by or before any Governmental Authority or arbitrator that, would, individually or in the aggregate, reasonably be expected to result in an Event of Default, except as specified on Schedule 7.06(a), or (ii) involves this Agreement, any other Loan Document, any Product or Product Commercialization and Development Activities, or any Material Intellectual Property.

(b)               Environmental Matters. The operations and property of each Obligor and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

(c)                Labor Matters. There are no strikes, lockouts or other labor disputes against any Obligor or any Subsidiary or, to any Obligor’s knowledge, threatened in writing against or affecting such Obligor any of its Subsidiaries, and no material unfair labor practice complaint is pending against such Obligor or any of its Subsidiaries or, to the knowledge of such Obligor threatened in writing, against any of them before any Governmental Authority, in each case, that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 7.06(c), none of the Obligors or any of their Subsidiaries is a party to any collective bargaining agreements or similar contracts, no union representation exists on any facilities of any Obligor or any of its Subsidiaries and, no Obligor has any knowledge of any union organizing activities that are taking place.

7.07	Compliance with Laws and Agreements.

(a)                Each of the Obligors is in compliance with all Laws and all Contracts binding upon it or its property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing, or will occur as a result of any Borrowing.

(b)               Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to the Borrower, any other Obligor or any of their respective Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in the Borrower, any other Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in the Borrower, any other Obligor or any such Subsidiary.

(c)                Without limiting the generality of the foregoing:

(i)                 all financial relationships between or among the Obligors and their respective Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply in all material respects with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (ii) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its Subsidiaries; and

(ii)               each Obligor and each of their respective Subsidiaries have implemented policies and procedures to monitor, collect, and report, and will report, any payments or transfers of value to certain healthcare providers and teaching hospitals, and to the Obligors’ knowledge, such policies and procedures are in accordance with industry standards and the Affordable Care Act of 2010 and the Physician Payments Sunshine Act and their implementing regulations and state disclosure and transparency laws.

(d)               Without limiting the generality of the foregoing, each Obligor and each of its Subsidiaries is in material compliance with all applicable Healthcare Laws, and no Obligor or any such Subsidiary has received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of any Obligor, threatened in writing.

(e)                None of the Obligors nor any of its Subsidiaries has been debarred or excluded from participation under state or federal health care program, including any state or federal workers compensation programs.

(f)                None of the Obligors nor any of its Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

7.08        Taxes. Except as set forth on Schedule 7.08, each of the Obligors and their Subsidiaries has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09        Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contain any material misstatement of material fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were delivered (it being understood that such projected financial information is not to be viewed as fact and that actual results during the periods covered by such projected financial information may differ from the projected results and that such differences may be material).

7.10	Investment Company Act and Margin Stock Regulation.

(a)                Investment Company Act. No Obligor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)               Margin Stock. No Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11        Solvency. The Obligors, taken as a whole, are and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be Solvent.

7.12	Subsidiaries.

(a)                Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in said Schedule 7.12.

(b)               Set forth on Schedule 7.12 is a complete and correct list of all other Equity Interests owned or held by the Borrower or any of its direct or indirect Subsidiaries in any Person that is not a direct or indirect Subsidiary. Such Schedule 7.12 also sets forth, in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13        Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of (i) all Material Indebtedness of each Obligor and each of its Subsidiaries and (ii) any other Indebtedness of each Obligor and each of its Subsidiaries to the extent such Indebtedness exceeds $1,000,000 in the aggregate, in each case, outstanding as of the Closing Date. Set forth on Schedule 7.13(b) is a complete and correct list of all Liens granted by the Obligors and their Subsidiaries with respect to their respective property and outstanding as of the Closing Date.

7.14        Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of each Material Agreement. Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Administrative Agent. No Obligor or any of its Subsidiaries is in default under any such Material Agreement, and no Obligor or any of its Subsidiaries has any knowledge of any breach or default by any counterparty to any such Material Agreement, and there are no pending or, to any Obligor’s knowledge, threatened in writing Claims against such Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements.

7.15        Restrictive Agreements. Except as set forth on Schedule 7.15, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16        Real Property. Except as set forth on Schedule 7.16, no Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real property.

7.17        Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans and (ii) all Multiemployer Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws is the subject of a favorable IRS determination, opinion, or advisory letter regarding such qualified status. Except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor or any of its Subsidiaries, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event has occurred or is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has, in all material respects, met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made that could reasonably be expected to have a Material Adverse Effect.

7.18	Regulatory Approvals.

(a)                Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals required for the Borrower and each of its Subsidiaries to conduct their respective operations and businesses, including all Product Commercialization and Development Activities, in the manner currently conducted and as anticipated to be conducted.

(b)               Set forth on Schedule 7.18(b) is a complete and accurate list of all Regulatory Approvals of the type described in clause (a) above. All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by the Obligors or such Subsidiaries, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in compliance, in all material respects, with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Regulatory Authority in all material respects. All required and notices, registrations and listings, supplemental applications or notifications, reports (including field alerts and reports of adverse experiences) and other required filings with respect to the Products have been filed with the FDA and all other applicable Regulatory Authorities.

(c)                (i) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed with or made by any Regulatory Authority or in respect of any Regulatory Approval with respect to any Product or any Product Commercialization and Development Activities have been made (including all required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts or other reports of adverse experiences) and all other required filings with respect to the Products or any related Product Commercialization and Development Activities) and all such filings are materially complete, correct and compliant with all applicable Laws, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor and its Subsidiaries in material compliance with applicable Laws along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Administrative Agent all such regulatory filings and all material communications between representatives of each Obligor and its Subsidiaries and any Regulatory Authority all of which shall be subject to the confidentiality provisions of this Agreement.

(d)               Except as set forth on Schedule 7.18(d), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Commercialization and Development Activities comply in all material respects with (A) all applicable Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Regulatory Approvals; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Commercialization and Development Activities from any Regulatory  Authority within the last three (3) years that asserts a material lack of compliance with any applicable Laws or Regulatory Approvals or other orders, injunctions, or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Commercialization and Development Activities lacks a required Regulatory Approval; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities, and, to the knowledge of any Obligor, there is no basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers agents, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product, any Product Commercialization and Development Activities, any Regulatory Approval within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the knowledge of any Obligor, there is no basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like with respect to any Product or any Product Commercialization and Development Activities, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Commercialization and Development Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Commercialization and Development Activities, and, to the knowledge of each Obligor, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Commercialization and Development Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors, is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.

(e)                No Obligor nor any of its Subsidiaries, nor their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)                The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by any Obligor or any of its Subsidiaries, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Regulatory Approvals. No Obligor nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Regulatory Approval for, any Product or any Product Commercialization and Development Activities.

7.19        OFAC. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers, or employees nor, to the knowledge of any Obligor, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent, the Lenders and their Affiliates) of Sanctions.

7.20        Anti-Corruption. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers or employees nor, to the knowledge of any Obligor, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.21        Deposit and Disbursement Accounts. Schedule 7.22 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor (such accounts, the “Obligor Accounts”).

7.22        Senior Secured Obligations; Priority of Obligations; Security Interests. The Obligations constitute the sole senior secured obligations and sole Indebtedness (except as set forth on Schedule 7.13(a)) of the Obligors. No monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is subordinated to any other Indebtedness. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, and each such security interest is perfected on a first-priority basis (subject to Permitted Liens that may apply to specific items of Collateral permitted pursuant to Section 9.02) and secures the Obligations.

7.23        Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.24        Internal Controls. The Borrower acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of the Borrower and each of its Subsidiaries provided to the Administrative Agent and the Lenders pursuant to Sections 8.01(a) and 8.01(b), in each case, in accordance with GAAP. The Borrower has designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

7.25        Reimbursement from Medical Reimbursement Programs. Each Obligor has the requisite provider number to bill Medicare (to the extent such Person participates in Medicare), the respective Medicaid program in the state or states in which such Person operates (to the extent such Person participates in the Medicaid program in such state or states), and all other commercial payor programs currently bills. There is no investigation, audit, claim review, or other action pending with respect to any Obligor or, to the knowledge of any Obligor, threatened in writing which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number issued to any Obligor or result in the exclusion of any Obligor from Medicare or Medicaid, nor is there any action pending or, to any Obligor’s knowledge, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to such Obligor’s business.

Section 8.
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

8.01        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a)                as soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (or sixty (60) days, in the case of the fourth fiscal quarter) (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that (x) such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” (with the related certificate separately delivered);

(b)               as soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of the Borrower’s auditors (the “Audit”), which Audit shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such Audit, and in the case of consolidating financial statements, certified by a Responsible Officer of the Borrower; provided that, with respect to any Audit delivered pursuant to this Section 8.01(b) relating to the Borrower’s 2018 fiscal year or any fiscal year occurring thereafter, such Audit may include a “going concern” qualification relating solely to sufficient liquidity, so long as no other Default shall have occurred and be continuing at the time of delivery of such Audit; and provided, further that, not more than two (2) such Audits shall be permitted to be subject to any “going concern” qualifications. Any documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(c)                together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate signed by the chief financial officer or equivalent Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original, authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors;

(d)               solely upon the Administrative Agent’s written request, after being prepared by the Borrower and approved by its Board, a consolidated financial forecast for the Borrower and its Subsidiaries for the fiscal year in which such request was made; provided that, for each fiscal year, not later than 30 days after the Borrower is required to file a Form 10-K under the Exchange Act for each fiscal year, the Borrower shall prepare, and its Board shall approve such consolidated financial forecast for such fiscal year, and the Borrower shall notify the Administrative Agent promptly after the Board has given such approval;

(e)                promptly after the same are released, copies of all material press releases; provided that documents required to be furnished pursuant to this Section 8.01(e) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(f)                promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(g)               promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of each Obligor and its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(h)               the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05;

(i)                 as soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any filed or written Claim related to any Product or inventory involving more than $1,000,000, written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim;

(j)                 within twenty-one (21) calendar days following the end of each calendar month, a certification from a Responsible Officer of the Borrower, based upon the Borrower’s bank account statements, that the Borrower has met its minimum liquidity requirement set out in Section 10.01;

(k)               such other information respecting the assets, businesses, condition (financial or otherwise), operations and liability of the Obligors (including with respect to the Collateral) as the Administrative Agent may from time to time reasonably request;

provided that, notwithstanding the foregoing, the Borrower covenants and agrees that neither the Borrower, nor any other Person acting on its behalf, will provide, or be obligated to provide, the Administrative Agent or any Lender or their respective representatives and agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto such Person shall have confirmed to the Borrower in writing that it consents to receive such information. The Borrower acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly (and in any event, within five (5) Business Days) after a Responsible Officer first learns of or acquires knowledge with respect to:

(a)                the occurrence of any Default;

(b)               the occurrence of any event with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $2,500,000 (or the Equivalent Amount in other currencies) or more (including any such Claim or Loss relating to any violation or liability under or in respect of any Environmental Law);

(c)                the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(d)               (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(e)                (i) the termination of any Material Agreement other than in accordance with its terms and not as a result of a breach or default, (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of a material breach or default under any Material Agreement (and a description thereof), (iii) the entering into of any new Material Agreement by any Obligor (and a description thereof) or (iv) the proposed entering into of any amendment, supplement, or modification of any BPC Agreement, which notice shall be delivered prior to the entry into, and shall be delivered with a copy of, such proposed amendment, supplement, or modification;

(f)                any material change in account in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(g)               any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that could reasonably be expected to result in a Material Adverse Effect;

(h)               any licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with any infringement or alleged infringement of any Intellectual Property of another Person;

(i)                 the registration with a federal Governmental Authority of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date (whether as a result of any creation, development or other acquisition of such Intellectual Property); provided that, with respect to any such Intellectual Property registered with a federal Governmental Authority in any fiscal year, notice thereof pursuant to this Section 8.02(k) shall not be made later than the delivery of financial statements for such fiscal year required pursuant to Section 8.01(b);

(j)                 the occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.23 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to a Material Adverse Effect or Material Adverse Change) if such representation or warranty was to be made at the time any Obligor learned of such event, circumstance, act or omission;

(k)               the acquisition by any Obligor or any fee interest in any real property for which the value, individually or in the aggregate, exceeds $1,000,000; and

(l)                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to this Section 8.02 shall be deemed to have been delivered on the date that such information shall have been made publicly available on “EDGAR” so long as such information has been made publicly available within the five (5) Business Day period set forth above. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document. Notwithstanding the foregoing, the Borrower covenants and agrees that neither the Borrower, nor any other Person acting on its behalf, will provide, or be obligated to provide, the Administrative Agent or any Lender or their respective representatives and agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto such Person shall have confirmed to the Borrower in writing that it consents to receive such information. The Borrower acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.03        Existence; Conduct of Business. Such Obligor shall, and shall cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04        Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05        Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of comparable size engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner that could reasonably be expected to be adverse to the insured Person without at least thirty (30) days’ prior written notice to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (to be payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06        Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may request upon at least two days’ prior notice; provided that no notice shall be required if an Event of Default has occurred and is continuing. The Borrower shall pay all costs of all such inspections.

8.07        Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Laws (including Environmental Laws and Healthcare Laws) and Governmental Approvals applicable to it and its business activities, and (ii) maintain in full force and effect, remain in material compliance with, and perform in all material respects its obligations under all Material Agreements to which it is a party, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08        Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to maintain and preserve all of its assets and properties, including all assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities, required in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09        Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10        Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of any material violation of applicable Environmental Laws (including any such violation in respect of the presence of Hazardous Materials) with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and abate such violation as required to comply, in all material respects, with applicable Environmental Laws.

8.11        Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12        Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)                Subsidiary Guarantors. In the event that (i) any Obligor or any of its Subsidiaries shall form or acquire any new Material Subsidiary, such Obligor and its Subsidiaries shall, within ten (10) Business Days of such formation or acquisition, or (ii) any Subsidiary becomes a Material Subsidiary, such Material Subsidiary and its parent shall, within ten (10) Business Days of the delivery of the Compliance Certificate pursuant to Section 8.01(c) for the most recently ended fiscal quarter:

(i)                 cause such new Material Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, a “Grantor” under the Security Agreement, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(ii)               take such action or cause such Material Subsidiary to take such action (including joining or delivering any Security Document and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably necessary or desirable or reasonably requested by the Administrative Agent in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and the Intercompany Subordination Agreement;

(iii)             to the extent that the parent of such Material Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Material Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Material Subsidiary; and

(iv)             deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 and Section 6.02 or as the Administrative Agent shall reasonably request.

(b)               Further Assurances.

(i)                 such Obligor will, and will cause each of its Subsidiaries (including any newly formed or newly acquired Subsidiary) to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Documents;

(ii)               in the event that such Obligor or any of its Subsidiaries acquires Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the Security Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition; and

(iii)             without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including joining or delivering any Security Documents and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset, upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof.

8.13        Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its best commercial efforts to promptly terminate or cause the termination of such Lien.

8.14        Intellectual Property. In the event that the Obligors create, develop or acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such creation, development or acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15        Litigation Cooperation. Such Obligor shall, and shall cause each of its Subsidiaries to, make available to the Administrative Agent, without expense to the Administrative Agent, its (and its Subsidiaries’) officers, employees, agents, books and records to the extent that the Administrative Agent may deem them reasonably necessary to prosecute or defend against any third-party suit or proceeding instituted by or against the Administrative Agent or any Secured Party with respect to any Collateral, the subject of any Loan Document or relating to any Obligor or any of its Subsidiaries.

8.16        Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Such Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Regulatory Approvals, Material Agreements, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, including any Product Commercialization and Development Activities, (ii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by such Obligor, any of its Subsidiaries or any of their respective agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product or any Product Commercialization and Development Activities, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to, such Regulatory Approvals, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or necessary for any related Product Commercialization and Development Activities, (iv) promptly after obtaining knowledge thereof, notify the Administrative Agent of any infringement or other violation by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and pursue any such infringement or other violation, except in any specific circumstance where both (x) the Borrower is able to demonstrate to the Administrative Agent that it is not commercially reasonable to do so and (y) where not doing could not reasonably be expected to materially adversely affect any Product or the Product Commercialization and Development Activities related to such Product, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property created, developed or acquired by any Obligor or any of its Subsidiaries, as the case may be, that is used in or necessary for the operations of the business of such Person, or in connection with any Product Commercialization and Development Activities relating to any Product, and (vi) promptly after obtaining knowledge thereof, notify the Administrative Agent of any Claim by any Person that the conduct of the business of any Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person.

8.17        ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with the provisions of ERISA with respect to any Plans to which such Obligor or such Subsidiary is a party as an employer.

8.18        Cash Management. Such Obligor shall, and shall cause each of its Subsidiaries to:

(a)                maintain at all times all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes held by such Obligor or Subsidiary (other than the Donor Accounts) with a bank or financial institution within the U.S. that has executed and delivered to the Administrative Agent a customary account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts; and

(b)               deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts.

8.19	Post-closing Requirements.

(a)                Within forty-five (45) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent, with respect to the Mortgaged Property, (i) a Mortgage, (ii) an A.L.T.A. lender’s title insurance policy, in an amount reasonably satisfactory to the Administrative Agent, insuring that such Mortgage is a valid and enforceable first priority Lien on the Mortgaged Property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (iii) a current A.L.T.A. survey, certified to the Administrative Agent, and (iv) one or more legal opinions (in a form consistent with local counsel legal opinions typically rendered in Florida mortgage financing transactions), dated as of the date of such Mortgage, in each case of clauses (i) through (iv), in form and substance reasonably satisfactory to the Administrative Agent; and

(b)               Within thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent a bailee letter, in form and substance reasonably satisfactory to the Administrative Agent, from RxCrossroads with respect to one or more warehouses or other storage facilities controlled by RxCrossroads.

(c)                Within three (3) Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent (i) that the Intellectual Property Security Agreement, dated as of October 17, 2017, by and between the Borrower, as grantor, the other grantors party thereto, and Wilmington Trust, National Association, as secured party, has been released and such release, which shall be in form and substance reasonably satisfactory to the Administrative Agent, has been duly filed with the United States Patent and Trademark Office, (ii) that the Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of October 10, 2017, entered into by ADMA Biologics in favor of Wilmington Trust, National Association, in its capacity as agent, relating to the Boca Raton Plant, has been satisfied and evidence of such satisfaction has been duly recorded in the public records of Palm Beach County, Florida, (iii) that any promissory notes delivered in connection with the Refinanced Debt have been returned to the Borrower and marked paid in full, (iv) that the Leasehold Deed, dated as of October 10, 2017, entered into by ADMA Biologics in favor of Wilmington Trust, National Association, in its capacity as agent, has been cancelled and evidence of such cancellation has been duly recorded in the public records of Cobb County, Georgia, (v) that the Blocked Account Control Agreement, dated October 10, 2017, among the Borrower, Wilmington Trust, as the collateral agent and JPMorgan Chase Bank, N.A., as depository, has been duly terminated, (vi) that the Landlord’s Waiver and Consent, dated October 10, 2017, among the Borrower, Wilmington Trust, National Association, as agent and Areth III, Inc., as landlord, has been duly terminated and notice of such termination has been delivered to Areth III, Inc., and (vii) that the Bailee Letter re: Inventory and Other Goods of ADMA Biologics, Inc., dated October 10, 2017, among the Borrower, Wilmington Trust, National Association, as agent and RxCrossroads, as bailee, has been duly terminated and notice of such termination has been delivered to RxCrossroads.

Section 9.
NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

9.01        Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)                the Obligations;

(b)               Indebtedness set forth on Schedule 7.13(b) (other than the Junior Debt) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(c)                accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d)               Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e)                Indebtedness of an Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so) to any other Obligor; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(f)                Guarantees by any Obligor of Indebtedness of any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so);

(g)               ordinary course of business equipment financing and leasing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $2,750,000 (or the Equivalent Amount in other currencies) at any time;

(h)               Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(i)                 Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed 15% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate amount of Indebtedness permitted pursuant to this Section 9.01(i) shall not exceed $5,000,000 at any time outstanding and (iii) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(j)                 Indebtedness of any Subsidiary that is not an Obligor that is permitted by Section 9.05(k);

(k)               Junior Debt in an aggregate principal amount not to exceed $15,000,000, plus accrued interest thereon that it is paid in kind and added to the principal balance thereof in accordance with the terms of the Junior Debt Documents;

(l)                 Indebtedness incurred in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services and other similar arrangements of Borrower or any Subsidiary, in each case in the ordinary course of business; provided that at no time shall such Indebtedness exceed $500,000 in the aggregate;

(m)             Indebtedness incurred in connection with letters of credit that are secured solely by cash or cash equivalents and issued on behalf of the Borrower in an aggregate amount outstanding not to exceed $750,000 at any time;

(n)               Debt owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year; and

(o)               other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000.

9.02        Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                Liens securing the Obligations;

(b)               any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13(c); provided that (i) no such Lien shall extend to any other property or asset of such Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral described in Section 9.01(g);

(d)               Liens imposed by any Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e)                pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)                Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)               servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries; and

(h)               with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(i)                 Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(j)                 Liens securing Indebtedness permitted under Section 9.01(i); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k)               attachments, appeal bonds, judgments and other similar Liens in connection with judgments the existence of which do not constitute an Event of Default;

(l)                 any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(m)             leases, licenses, subleases or sublicenses (other than of Intellectual Property) granted to third parties in the ordinary course of business which (x) do not interfere in any material respect with, or materially detract from the value of, the business of the Borrower and its Subsidiaries, taken as a whole, and (y) permit the granting and creation of such leases, licenses, subleases or sublicenses to the Administrative Agent for the benefit of the Secured Parties;

(n)               Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted pursuant to Section 9.01(n); and

(o)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

9.03        Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests, or (iv) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except:

(a)                the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so); provided that with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction;

(b)               the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so); and

(c)                the sale, transfer or other disposition of the Equity Interests of any Subsidiary Guarantor to any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so).

9.04        Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by such Persons or a business reasonably similar or related thereto.

9.05        Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)                Investments outstanding on the Closing Date and identified on Schedule 9.05;

(b)               operating deposit accounts with banks that are Controlled Accounts;

(c)                extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)               cash and Permitted Cash Equivalent Investments in Controlled Accounts;

(e)                Investments by any Obligor in another Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so);

(f)                Hedging Agreements entered into in such Obligor’s ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $250,000 (or the Equivalent Amount in other currencies);

(g)               Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)               employee loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) which in the aggregate shall not exceed $750,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i)                 Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j)                 Investments permitted under Section 9.03;

(k)               (i) Investments in Subsidiaries that are Obligors, (ii) Investments in any newly formed or acquired Subsidiary that is not an Obligor so long as (x) such newly formed or acquired Subsidiary becomes a “Subsidiary Guarantor” hereunder in compliance with the terms of Section 8.12(a), and all other covenants set forth in Section 8.12(a) are satisfied with respect to such Subsidiary, within the time period set forth therein, and (y) no Event of Default shall have occurred and be continuing or could reasonably be expected to occur or result from any such Investment; provided that in the event that any such newly formed or acquired Subsidiary fails to timely become an Obligor as provided in Section 8.12(a), any Investment made in such Subsidiary pursuant to this Section 9.05(k)(ii) shall no longer be permitted hereunder; and (iii) Investments in any Immaterial Subsidiary that is not an Obligor so long as (1) no Event of Default shall have occurred and be continuing or could reasonably be expected to occur or result from any such Investment and (2) at no time shall the sum of the aggregate original amount of Investments made pursuant to this Section 9.05(k)(iii) since the Closing Date exceed $750,000;

(l)                 Investments in joint ventures or strategic alliances entered into in the ordinary course of the Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that cash investments in such joint ventures and strategic alliances shall not exceed $5,000,000 in the aggregate since the Closing Date;

(m)             the build out, construction or acquisition by the Borrower of blood plasma collection centers in the United States (the “Blood Center Acquisitions”) so long as (A) the costs of such Blood Center Acquisitions do not exceed $5,000,000 in the aggregate since the Closing Date; (B) the Borrower shall have provided the Administrative Agent not less than thirty (30) days written notice prior to the commencement or consummation, as the case may be, of each such Blood Center Acquisition; (C) the Borrower shall have provided the Administrative Agent all documentation relating to each such Blood Center Acquisition as the Administrative Agent shall reasonably request; and (D) prior to the commencement or consummation, as the case may be, of each such Blood Center Acquisition the Borrower shall have taken, and shall have caused each other Obligor and any Subsidiary of any Obligor, as applicable, to have taken, all such action, including without limitation the execution and delivery to the Administrative Agent of all documentation as the Administrative Agent shall reasonably request to perfect the Administrative Agent’s first priority security interest in all assets (including, without limitation, real property) in which Borrower, any Obligor or any of their respective Subsidiaries has an interest or will acquire an interest in connection with each such Blood Center Acquisition;

(n)               payments made by the Borrower to BPC as required by the express terms and conditions of the BPC Agreements; and

(o)               cash deposits in the Donor Accounts so long as, at any given time, (A) the account balance of any Donor Account shall not exceed $100,000 and (B) the aggregate account balance of all Donor Accounts shall not exceed $500,000.

9.06        Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)                dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b)               the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests; and

(c)                dividends paid by any Subsidiary Guarantor to any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so).

9.07        Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of Junior Debt (including, for the avoidance of doubt, scheduled interest payments made in cash or in kind) to the extent permitted under the Junior Debt Documents and (iii) scheduled payments of other Indebtedness to the extent permitted pursuant to Section 9.01.

9.08        Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09        Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its assets or property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)                sales of inventory in the ordinary course of its business on ordinary business terms;

(b)               the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c)                outbound licenses permitted pursuant to Section 9.13;

(d)               transfers of assets or property by any Subsidiary Guarantor to any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so);

(e)                dispositions of any assets or property that is obsolete or worn out or no longer used or useful in the Business;

(f)                 in connection with any transaction permitted under Section 9.03 or 9.05;

(g)                the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business;

(h)                the lapse of any Obligor Intellectual Property, other than any Material Intellectual Property, not to exceed $2,000,000 in value in the aggregate since the date hereof;

(i)                 the abandonment or other disposition of a lease or sublease of real property or personal property that is, in the reasonable business judgment of Borrower, not used or useful or is no longer economically necessary in the conduct of the business of the Borrower or any of its Subsidiaries, not to exceed $2,000,000 in value in the aggregate since the date hereof;

(j)                 the assignment to BPC of the real property leases covering the (A) 6290 Jimmy Carter Boulevard, Suite 206-208 Norcross, GA 30071 and (B) Terrace at Windy Hill (Suites 220 and 212) 3000 Windy Hill Road SE Marietta, Georgia 30067 locations and all property located at each such location, in each case in accordance with the express terms and conditions of the BPC Agreements;

(k)                the license or transfer of assets in accordance with the express terms and conditions of the BPC Agreements; and

(l)                 Asset Sales not otherwise described in this Section 9.09, of property with an aggregate fair market value not to exceed at any time $3,000,000 since the date hereof.

9.10        Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in, or be party to or subject to, any other transactions with, any of its Affiliates, unless such arrangement or transaction (i) is on fair and reasonable terms no less favorable to such Person than it could obtain in an arm’s-length transaction with another Person that is not an Affiliate, and (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate, except customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor or any Subsidiary thereof in the ordinary course of business.

9.11        Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents and (ii) Restrictive Agreements listed on Schedule 7.15.

9.12        Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a)                waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any way or manner adverse to the interests of the Administrative Agent or to the Lenders, including under or pursuant to any Loan Document. Notwithstanding the foregoing, each Obligor may change its name, provided that such Obligor gives at least ten (10) Business Days’ prior written notice thereof to the Administrative Agent and, prior to the effectiveness of such change, shall have taken all actions reasonably requested by the Administrative Agent necessary to continue in full force, effect and relative priority the Liens granted hereunder and under the other Loan Documents to the Administrative Agent for the benefit of the Secured Parties.;

(b)               (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property, (y) take any action that permits any Material Agreement or Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, in any such case if such action or omission could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (z) waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement in any material way or manner adverse to the interests of the Administrative Agent or to the Lenders; or

(c)                Subject to the terms of the Subordination Agreement, amend, terminate, replace or otherwise modify any term or provision of any Junior Debt Document in any material way or manner adverse to the interests of the Administrative Agent or of the Lenders without the prior written consent of the Administrative Agent.

9.13	Inbound and Outbound Licenses.

(a)       Inbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any inbound license agreement requiring any such Person, during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $2,500,000 when taken together with all other such licenses agreements of any Obligor and all of its respective Subsidiaries (determined on a consolidated basis), unless no Default has occurred and is continuing (or could reasonably be expected to occur as a result thereof) and the Borrower has (i) provided prior written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s or Subsidiary’s, as applicable, business or financial condition, and (ii) taken such commercially reasonable actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent and the Lenders to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license agreement; provided that inbound license agreements in the nature of over the counter software that are commercially available to the public shall not be prohibited by this clause (a).

(b)       Outbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license of Intellectual Property unless such outbound license: (i) is duly authorized by the Borrower (pursuant to its customary approval process) and entered into on an arm’s-length basis, on commercially reasonable terms and in the ordinary course of business, (ii) is entered into for the purpose of Product Commercialization and Development Activities with respect to a Product, (iii) does not otherwise constitute an Asset Sale prohibited pursuant to Section 9.09, (iv) to the extent such Intellectual Property constitutes Collateral, does not impair the Administrative Agent or the Lenders from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license, (v) is not an exclusive license (whether as to use, geography or otherwise) and (vi) is not perpetual.

9.14        Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15        Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.16        Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17        Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries shall cause or suffer to exist any event that could reasonably be expected result in the imposition of a Lien with respect to any Benefit Plan.

9.18        Inconsistent Agreements. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or be party to or subject to any Contract containing any provision that would (i) cause a Default hereunder or be violated or breached by such Person hereunder or by the performance by such Person of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Person from granting to the Administrative Agent and the Lenders a Lien on any of its assets pursuant hereto or any other Loan Document or (iii) create or permit to exist or become effective any Lien or restriction on the ability of any such Person to (x) pay dividends or make other distributions to the Borrower, or pay any Indebtedness owed to the Borrower, (y) make loans or advances to the Borrower or (z) transfer any of its assets or properties to the Borrower, except, in each case, the prohibitions and limitations set forth in the Junior Debt Documents as in existence on the Closing Date or as may be amended pursuant to the terms hereof and the Intercreditor Agreement.

9.19        Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

Section 10.
FINANCIAL COVENANTS

10.01        Minimum Liquidity. The Borrower shall at all times maintain a minimum aggregate balance of three million dollars ($3,000,000) in cash in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent. In the event the Borrower shall at any time fail to be in compliance with the minimum liquidity requirement in this Section 10.01 (such failure, a “Liquidity Covenant Default”), then the Borrower shall have the right to cure the Liquidity Covenant Default on no more than five (5) occasions prior to the Maturity Date on the following terms and conditions:

(a)                The Borrower shall deliver to the Administrative Agent, within five (5) Business Days following the occurrence of such Liquidity Covenant Default, written notice of its intent to raise additional equity to cure such Liquidity Covenant Default (a “Cure Notice”).

(b)               In the event the Borrower delivers a Cure Notice, the Borrower shall have a period of not more than thirty (30) days from the date on which the Liquidity Covenant Default shall have occurred (the “Cure Period”) to cause a cash equity contribution (a “Specified Equity Contribution”) in an amount equal to the Liquidity Covenant Cure Amount (as hereafter defined) to be infused into the Borrower by remittance thereof directly to a Controlled Account. In the event the Borrower shall (a) have caused the Specified Equity Contribution to be remitted to a Controlled Account within the Cure Period, then the Liquidity Covenant Default shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the Liquidity Covenant Default or (b) fail to cause the Specified Equity Contribution to be remitted to the a Controlled Account within the Cure Period, then an Event of Default shall immediately be deemed to have occurred based on such Liquidity Covenant Default (retroactively to the date of the occurrence of the applicable Liquidity Covenant Default). For purposes hereof, the term “Liquidity Covenant Cure Amount” shall mean the amount which, if added to the amount of cash then on deposit in the Controlled Accounts, would result in the Borrower being in compliance with Section 10.01.

(c)                Notwithstanding anything contained in this Agreement to the contrary, until expiration of the Cure Period, neither the Administrative Agent nor the Lender may exercise any remedies specified in this Agreement (or any other Loan Document) arising solely from an Event of Default resulting from a Liquidity Covenant Default so long as the Cure Notice has been timely given to the Administrative Agent.

10.02        Minimum Revenue. As of the last day of each fiscal quarter set forth below, the Borrower and its Subsidiaries shall have received Revenue (exclusive of any non-recurring Revenue from royalties, licenses or other sources), for the twelve (12) consecutive month period ending on the last day of such fiscal quarter, in an amount not less than the corresponding amount set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Revenue
June 30, 2019	$7,041,000
September 30, 2019	$6,244,000
December 31, 2019	$7,780,000
March 31, 2020	$11,004,000
June 30, 2020	$14,761,000
September 30, 2020	$19,626,000
December 31, 2020	$23,588,000
March 31, 2021	$31,193,000
June 30, 2021	$37,341,000
September 30, 2021	$45,420,000
December 31, 2021	$54,974,000

Section 11.
EVENTS OF DEFAULT

11.01        Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)                Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b)               Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)                Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)               Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.09, 8.11, 8.12, 8.16, 8.18, Section 9 or Section 10.

(e)                Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of twenty (20) or more days.

(f)                Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)               Other Defaults on Other Indebtedness. (i) Any material breach of, or an “event of default” or similar event by any Obligor or Subsidiary thereof under any Material Agreement shall occur and shall continue after the applicable grace period, if any, (ii) any material breach of, or “event of default” or similar event with respect to any Material Indebtedness shall occur and shall continue after the applicable grace period, if any, or (iii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h)               Insolvency, Bankruptcy, Etc. Any Obligor:

(i)                 becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii)               commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii)             institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv)             applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v)               takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi)             Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Subsidiaries:

(A)              seeking to adjudicate it as insolvent;

(B)              seeking a receiving order against it;

(C)              seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D)             seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii)           Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i)                 Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (or the Equivalent Amount in other currencies) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged responsibility to cover such judgment) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)                 ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000 for all periods until the Obligations have been indefeasibly paid in full in cash.

(k)                Change of Control. A Change of Control shall have occurred.

(l)                 Regulatory Matters, Etc. If any of the following occurs: (i) the FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter with respect to, any Obligor or any of its Subsidiaries, any Product or any manufacturing facilities for any Product that causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, marketing or sales of any Product, or causes a delay in the manufacture or sale of any Product, which discontinuance or delay could reasonably be expected to last for more than thirty (30) days, (ii) a recall of any Product that has generated or is expected to generate at least $2,500,000 in revenue for the Borrower and its Subsidiaries over any period of twelve (12) consecutive months or (iii) any Obligor enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $2,500,000.

(m)             Impairment of Security, Etc. If any of the following events occurs: (i) Any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) except to the extent due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Products or their commercially available successors, or any of their other material and commercially available products in the United States for more than forty-five (45) calendar days.

11.02        Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03        Additional Remedies. If any Obligor or any of its Subsidiaries shall be in default under a Material Agreement which has triggered the occurrence and continuance of an Event of Default, the Administrative Agent and Lenders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor or Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent and Lenders to cure any default under the applicable Material Agreement or permit the Administrative Agent and Lenders to take such other action required to enable the Administrative Agent and Lenders to cure or remedy the matter in default and preserve the interests of the Administrative Agent or Lenders. Any amounts paid by the Administrative Agent or Lenders pursuant to this Section 11.03 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

Section 12.
THE ADMINISTRATIVE AGENT

12.01	Appointment and Duties. Subject in all cases to clause (c) below:

(a)                Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP (together with any successor the Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)               Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02        Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03	Use of Discretion.

(a)                No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Persons.

12.04        Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05	Reliance and Liability.

(a)                the Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)               Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)                 shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)               shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)             makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)             shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06      Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08	Expenses; Indemnities.

(a)                Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)               Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09	Resignation of the Administrative Agent.

(a)                At any time upon not less than five (5) Business Days prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor the Administrative Agent (with the consent of the Borrowers (so long as no Event of Default shall have occurred and be continuing) (such consent not to be unreasonably withheld, conditioned or delayed)); provided that if a successor the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it (with the consent of the Borrowers (so long as no Event of Default shall have occurred and be continuing) (such consent not to be unreasonably withheld, conditioned or delayed)) as the successor the Administrative Agent.

(b)               Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor the Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10        Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a)                any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary could not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b)               any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10.

12.11        Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 13.
GUARANTEE

13.01        The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02        Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)                at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)               any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)                the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)               any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03        Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04        Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05        Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06        Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07        Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08        General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 14.
MISCELLANEOUS

14.01       No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02       Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03	Expenses, Indemnification, Etc.

(a)                Expenses. Borrower agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, special counsel to the Administrative Agent, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs), in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Administrative Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, subject to the terms of the Proposal Letter, (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)               Indemnification. Borrower hereby indemnifies the Administrative Agent, the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans.

14.04       Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a)                any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b)               the consent of all of the Lenders shall be required to:

(i)                 amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)               amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii)             amend this Section 14.04 or the definition of “Majority Lenders”.

14.05	Successors and Assigns.

(a)                General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, or any employees or directors of any Obligor at any time, and (ii) no such assignment shall be made without the prior written consent of the Administrative Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c)                Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d)               Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.

(f)                Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06       Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07       Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

14.09       Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10	Jurisdiction, Service of Process and Venue.

(a)                Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)               Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent and the Lenders to serve any process or summons in any manner permitted by any Law.

(c)                Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12       Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13       Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14       Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15       No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16       Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto.

14.17       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18	Judgment Currency.

(a)                If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)               The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19       USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

ADMA BIOLOGICS, INC.

By: /s/ Brian Lenz
Name: Brian Lenz
Title: Executive Vice President, Chief Financial Officer, and Secretary

Address for Notices:
465 Route 17
Ramsey, NJ 07446
Attn: Brian Lenz
Tel.: (201) 478-5552
Fax: (201) 478-5553
Email: blenz@admabio.com

With a copy to:

DLA Piper LLP (US)
51 John F Kennedy Pkwy Suite 120
Short Hills, NJ 07078
Attn: David Schwartz, Esq.
Tel.: (973) 520-2555
Fax: (973) 520-2575
Email: david.schwartz@us.dlapiper.com

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SUBSIDIARY GUARANTORS:

ADMA BIO CENTERS GEORGIA INC.

By: /s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

Address for Notices:
465 Route 17
Ramsey, NJ 07446
Attn: Brian Lenz
Tel.: (201) 478-5552
Fax: (201) 478-5553
Email: blenz@admabio.com

With a copy to:

DLA Piper LLP (US)
51 John F Kennedy Pkwy Suite 120
Short Hills, NJ 07078
Attn: David Schwartz, Esq.
Tel.: (973) 520-2555
Fax: (973) 520-2575
Email: david.schwartz@us.dlapiper.com

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ADMA BIOMANUFACTURING, LLC

By: /s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

Address for Notices:
465 Route 17
Ramsey, NJ 07446
Attn: Brian Lenz
Tel.: (201) 478-5552
Fax: (201) 478-5553
Email: blenz@admabio.com

With a copy to:

DLA Piper LLP (US)
51 John F Kennedy Pkwy Suite 120
Short Hills, NJ 07078
Attn: David Schwartz, Esq.
Tel.: (973) 520-2555
Fax: (973) 520-2575
Email: david.schwartz@us.dlapiper.com

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ADMA PLASMA BIOLOGICS, INC.

By: /s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

Address for Notices:
465 Route 17
Ramsey, NJ 07446
Attn: Brian Lenz
Tel.: (201) 478-5552
Fax: (201) 478-5553
Email: blenz@admabio.com

With a copy to:

DLA Piper LLP (US)
51 John F Kennedy Pkwy Suite 120
Short Hills, NJ 07078
Attn: David Schwartz, Esq.
Tel.: (973) 520-2555
Fax: (973) 520-2575
Email: david.schwartz@us.dlapiper.com

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ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By: /s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By: /s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

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LENDERS:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By: /s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By: /s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

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Schedule 1
to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP	$72,500,000	100%
TOTAL	$72,500,000	100%